U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     ORIG, LLC, a Kentucky limited liability company
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   (Last)                           (First)             (Middle)

     10172 Linn Station Road
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                                    (Street)

     Louisville, Kentucky 40223
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     NTS-Properties VI, a Maryland Limited Partnership
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     61-1066060
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4.   Statement for Month/Year


     November 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

         Chairman of NTS Capital Corporation, the general partner of NTS
          Properties Associates VI, the general partner of the issuer.
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Limited Partnership Interests         26-NOV-02      P               44          (A)    $380.00  18,673         18,235(D)
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                                                                                                                   204(I)     *
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                                                                                                                   209(I)     *
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                                                                                                                    10(I)     *
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                                                                                                                    10(I)     *
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                                                                                                                     5(I)     *
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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

Explanation of Responses:

* Ocean Ridge Investments, Ltd., a Florida limited liability partnership ("Ocean Ridge"), is an Affiliate (as that term is defined under Regulation 13D of the Securities Exchange Act of 1934) of ORIG, LLC ("ORIG"). ORIG disclaims beneficial ownership of the 204 Interests owned by Ocean Ridge.

BKK Financial, Inc., an Indiana corporation, is an Affiliate (as the term is defined under Regulation 13D of the Securities Exchange Act of 1934) of ORIG. ORIG disclaims beneficial ownership of the 209 Interests owned by BKK Financial, Inc.

Kara Lee Nichols is J.D. Nichols' daughter. J.D. Nichols is the manager of ORIG. ORIG disclaims beneficial ownership of the 10 Interests owned by Kara Lee Nichols.

Kimberly Nichols Segal is J.D. Nichols' daughter. J.D. Nichols is the manager of ORIG. ORIG disclaims beneficial ownership of the 10 Interests owned by Kimberly Nichols Segal.

NTS-Properties Associates VI, a Kentucky limited partnership, is an Affiliate (as the term is defined under Regulation 13D of the Securities Exchange Act of 1934) of ORIG and is the General Partner of the Issuer. ORIG disclaims beneficial ownership of the 5 Interests owned by NTS-Properties Associates VI.


ORIG, LLC


             /s/ J.D. Nichols                                   11/27/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatement or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2




                              ATTACHMENT TO FORM 4
                              --------------------

Designated Filer:
ORIG, LLC ("ORIG")

Amended Statement for Month/Year:
November 2002

Issuer Name and Ticker or Trading Symbol:
NTS-Properties VI, a Maryland Limited Partnership

Name and Address of Additional Reporting Person:

Name: J.D. Nichols      10% owner and Affiliate (as that term is defined under
                        Regulation 13D of the Securities Exchange Act of 1934) of ORIG and of the General Partner of the Issuer.

Address:                10172 Linn Station Road, Louisville, Kentucky 40223


                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Limited Partnership Interests         26-NOV-02      P               44         (A)    $380.00  18,673          18,235(I)     *
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                                                                                                                   204(I)     *
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                                                                                                                   209(I)     *
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                                                                                                                    10(I)     *
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                                                                                                                    10(I)     *
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                                                                                                                     5(I)     *
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

Explanation of Responses:

* 18,235 Interests are owned by ORIG, of which Mr. Nichols is the manager. Mr. Nichols disclaims beneficial ownership of 18,053, or 99% of the Interests owned by ORIG. (1)

204 Interests are owned by Ocean Ridge. Mr. Nichols' wife, Barbara Nichols, is the sole limited partner of Ocean Ridge; BKK Financial, Inc., an Indiana corporation ("BKK"), is the general partner of Ocean Ridge; BKK is wholly-owned by Mr. Nichols' wife and two majority-age daughters; Mr. Nichols is the Chairman of the Board of BKK. Mr. Nichols disclaims beneficial ownership of the 204 Interests owned by Ocean Ridge.

209 Interests are owned by BKK, which is wholly-owned by Mr. Nichols' wife, Barbara, and two majority-age daughters. Mr. Nichols is the Chairman of the Board of BKK. Mr. Nichols disclaims beneficial ownership of 209 Interests owned by BKK.

10 Interests are owned by Kara Lee Nichols, Mr. Nichols' daughter. Mr. Nichols disclaims beneficial ownership of 10 Interests owned by Kara Lee Nichols.

10 Interests are owned by Kimberly Nichols Segal, Mr. Nichols' daughter. Mr. Nichols disclaims beneficial ownership of 10 Interests owned by Kimberly Nichols Segal.

5 Interests are owned by NTS-Properties Associates VI, a Kentucky limited partnership and General Partner of the Issuer, of which Mr. Nichols is the managing general partner. Mr. Nichols disclaims beneficial ownership of the 5 Interests owned by the General Partner.

(1) Prior to December 31, 2000, Mr. Nichols owned 90% of the outstanding membership interests in ORIG (the "ORIG Interests") and Brian F. Lavin owned the remaining 10% of the ORIG Interests. As of December 31, 2000, Mr. Nichols transferred 89% of the ORIG Interests and retained 1% of the ORIG Interests. Mr. Nichols transferred 15% of the ORIG Interests to Mr. Lavin who currently owns 25% of the ORIG Interests. Mr. Nichols transferred 74% of the ORIG Interests to his wife, Barbara Nichols, who currently owns 74% of the ORIG Interests. Mrs. Nichols does not have the right to vote the ORIG Interests transferred to her from Mr. Nichols and holds only an economic Interest in ORIG.


Signature of Additional Reporting Person


             /s/ J.D. Nichols                                   11/27/02
---------------------------------------------            -----------------------
       Signature of Reporting Person                             Date